Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2008 Fourth Quarter and Year End Results

Johannesburg, South Africa (August 28, 2008) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS) today announced results for the three months and year ended June 30, 2008.

Results

Three months ended June 30, 2008 and 2007

	GAAP Q4 2008	GAAP Q4 2007	GAAP Variance %	Fundamental Q4 2008 (1)	Fundamental Q4 2007 (1)	Fundamental Variance %
Net income (USD’000)	21,482	17,531	23%	23,423	19,086	23%

Earnings per share, basic (US cents)	38	31	23%	41	33	24%

Revenue (USD’000)	62,231	60,196	3%	62,231	60,196	3%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and, where applicable, the effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

     Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. The USD was stronger against the ZAR during the three months and full year ended June 30, 2008, as compared with the prior periods. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q4 2008	GAAP Q4 2007	GAAP Variance %	Fundamental Q4 2008(1)	Fundamental Q4 2007(1)	Fundamental Variance %
Net income (ZAR’000)	167,551	124,793	34%	182,692	135,871	34%

Earnings per share, basic (ZAR cents)	293	219	34%	319	238	34%

Revenue (ZAR’000)	485,380	428,500	13%	485,380	428,500	13%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and, where applicable, the effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

Years ended June 30, 2008 and 2007

	GAAP YE 2008	GAAP YE 2007	GAAP Variance %	Fundamental YE 2008	Fundamental YE 2007	Fundamental Variance %
Net income (USD’000)	86,695	63,679	36%	88,821	69,808	27%

Earnings per share, basic (US cents)	152	112	36%	155	123	26%

Revenue (USD’000)	254,056	223,968	13%	254,056	223,968	13%

	GAAP YE 2008	GAAP YE 2007	GAAP Variance %	Fundamental YE 2008	Fundamental YE 2007	Fundamental Variance %
Net income (ZAR’000)	632,050	459,126	38%	648,419	503,315	29%

Earnings per share, basic (ZAR cents)	1,106	808	37%	1,134	884	28%

Revenue (ZAR’000)	1,852,188	1,614,809	15%	1,852,188	1,614,809	15%

Use of Non-GAAP measures

     Under U.S. generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share and linked unit for the three months and year ended June 30, 2008 and 2007 includes amortization of intangibles relating to our fiscal 2007 acquisition of Prism Holdings Limited, including the later acquisition of the remaining 25.1% of EasyPay (Pty) Limited, and stock-based compensation charges related to stock options and other stock-based awards. Finally, the effect of the change in the fully distributed tax rate from 36.89% to 35.45% in January 2008 is included in the Company’s net income and earnings per common share and linked unit for the year ended June 30, 2008. The Company excludes these items when calculating fundamental net income and earnings per common share and linked unit because management believes that these adjustments enhance its own evaluation, as well as an investor's understanding, of the Company's financial performance. Attachment B presents a reconciliation between GAAP and fundamental net income and earnings per common share and linked unit.

Fourth Quarter Highlights

  Delivery of hardware and recognition of additional software development and customization revenues related to the Ghanaian National Switch and Smart Card Payment System contract;
  Official launch of our wage payment system in the KwaZulu-Natal province on May 12, 2008;
  Merchant acquiring system transactions increased 15% from the fourth quarter of fiscal 2007;
  The number of grants paid increased 5% from the fourth quarter of fiscal 2007;
  The number of transactions processed per terminal increased 19% from the fourth quarter of fiscal 2007;
  The total number of active UEPS smart card-based accounts increased 6% to 4,022,193 as of June 30, 2008, compared to June 30, 2007; and
  The number of transactions processed by EasyPay increased 17% from the fourth quarter of fiscal 2007.

Comments and Outlook

     “I am particularly pleased to report excellent earnings and cash flow for our 2008 fiscal year,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “I am delighted with the successful launch of our technology in Iraq, our rapid deployment of the Ghanaian national payment system and our further advances within the South African market. Global interest in our technology has never been stronger and presents several tangible opportunities to achieve our vision,” he concluded.

     “There are a number of significant events that will have an impact on our financial results for fiscal 2009,” said Herman Kotzé, Chief Financial Officer of Net1. “These include the financial effects of the BGS acquisition, the timing of any SASSA tender award and the development of certain international business prospects. Assuming that our current business activities will continue as usual, and taking into account the significant contribution from our activities in Ghana during fiscal 2008, we anticipate our fundamental earnings per share growth rate to exceed 15% for fiscal 2009 on a constant currency basis,” he concluded.

Conference call

     Net1 will host a conference call to review fourth quarter results on August 29, 2008, and discuss the acquisition of BGS Smartcard Systems AG at 8:00 a.m. Eastern Daylight Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 19, 2008.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company’s actual results levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:        1-604-484-8750
Toll Free:          1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2008, 2007 and 2006

	2008 (A)	2007 (A)	2006 (A)
	(In thousands, except per share data)

REVENUE	$254,056	$223,968	$196,098
Sale of goods	39,021	27,716	17,867
Loan-based interest and fees received	8,585	11,460	15,017
Services rendered	206,450	184,792	163,214

EXPENSE

Cost of goods sold, IT processing, servicing and support	67,486	54,417	50,619

Selling, general and administration	65,362	61,625	48,627

Depreciation and amortization	10,822	11,050	5,710

Costs related to public offering and Nasdaq listing	-	-	1,529

OPERATING INCOME	110,386	96,876	89,613

INTEREST INCOME, net	15,722	4,401	5,889

INCOME BEFORE INCOME TAXES	126,108	101,277	95,502

INCOME TAX EXPENSE	39,192	37,574	36,653

NET INCOME BEFORE MINORITY INTEREST AND (LOSS) EARNINGS
FROM EQUITY-ACCOUNTED INVESTMENTS	86,916	63,703	58,849

MINORITY INTEREST	(815)	205	-

(LOSS) EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	(1,036)	181	383

NET INCOME	$86,695	$63,679	$59,232

Net income per share

Basic earnings – common stock and linked units, in $	1.52	1.12	1.05
Diluted earnings – common stock and linked units, in $	1.50	1.11	1.03

(A) – derived from audited financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
as of June 30, 2008 and 2007

	2008 (A)	2007(A)
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$272,475	$171,727
Pre-funded social welfare grants receivable	35,434	26,817
Accounts receivable, net	21,797	30,503
Finance loans receivable, net	4,301	5,755
Deferred expenditure on smart cards	78	507
Inventory	6,052	5,645
Deferred income taxes	5,597	7,028
Total current assets	345,734	247,982

LONG-TERM RECEIVABLES	207	54
PROPERTY, PLANT AND EQUIPMENT, net	6,291	7,582
EQUITY-ACCOUNTED INVESTMENTS	2,685	2,992
GOODWILL	76,938	85,871
INTANGIBLE ASSETS, net	22,216	31,609

TOTAL ASSETS	454,071	376,090

LIABILITIES
CURRENT LIABILITIES
Bank overdraft	-	16
Accounts payable	4,909	5,879
Other payables	57,432	34,457
Income taxes payable	14,162	14,346
Total current liabilities	76,503	54,698

DEFERRED INCOME TAXES	33,474	36,219

INTEREST BEARING LIABILITIES – outside shareholders loans	3,766	4,100

COMMITMENTS AND CONTINGENCIES	-	-

TOTAL LIABILITIES	113,743	95,017

SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized shares: 83,333,333 with $0.001 par value;
Issued and outstanding shares: 2008: 53,423,552; 2007: 51,730,547	52	52

SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares: 2008: 4,882,429; 2007: 5,656,110	5	5

B CLASS PREFERENCE SHARES
Authorized shares: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company): 2008:
35,975,818; 2007: 41,676,625	6	7

ADDITIONAL PAID-IN CAPITAL	119,283	112,167

TREASURY SHARES, AT COST: 2008: 306,269; 2007: 299,821	(7,950)	(7,795)

ACCUMULATED OTHER COMPREHENSIVE LOSS	(37,820)	(3,915)

RETAINED EARNINGS	266,752	180,552

TOTAL SHAREHOLDERS’ EQUITY	340,328	281,073

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$454,071	$376,090

(A) – derived from audited financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2008, 2007 and 2006

	2008 (A)	2007 (A)	2006 (A)
	(In thousands)

Cash flows from operating activities
Net income	$86,695	$63,679	$59,232
Adjustments to reconcile net income to net cash provide by operating activities:
Depreciation and amortization	10,822	11,050	5,710
Loss (earnings) from equity-accounted investments	1,036	(181)	(383)
Fair value adjustment related to financial liabilities	(197)	161	6
Fair value adjustments of FAS 133 derivative instruments	(72)	25	(90)
Interest payable	434	234	-
Profit on disposal of property, plant and equipment	(110)	(286)	(210)
Loss on disposal of equity-accounted investment – Permit Group 2 (Pty) Ltd	-	586	-
Profit on disposal of business	-	-	(10)
Minority interest	(815)	205	-
Stock compensation charge, net of forfeitures	3,971	910	150
Write down of property, plant and equipment	-	-	314
Increase in accounts receivable, pre-funded social welfare grants
receivable and finance loans receivable	(9,983)	(9,469)	(13,870)
Decrease in deferred expenditure on smart cards	416	155	3,199
Increase in inventory	(1,138)	(2,203)	(109)
Increase (Decrease) in accounts payable and other payables	24,353	(1,470)	13,183
Increase (Decrease) in taxes payable	1,369	268	(471)
Increase in deferred taxes	1,979	1,802	9,126
Net cash provided by operating activities	118,760	65,466	75,777

Cash flows from investing activities
Capital expenditures	(3,563)	(3,745)	(1,821)
Proceeds from disposal of property, plant and equipment	160	685	336
Proceeds from disposal of business	-	-	10
Proceeds from disposal of equity-accounted investment
- Permit Group 2 (Pty) Ltd	-	2,301	-
Long-term receivables and loan to equity-accounted investment repaid	-	1,622	-
Acquisition of and advance of loans to equity-accounted investments	(500)	(360)	(4,030)
Acquisition of Prism Holdings Limited and remaining 25.1% of EasyPay, net of
cash acquired	-	(92,043)	-
Net cash used in investing activities	(3,903)	(91,540)	(5,505)

Cash flows from financing activities
Proceeds from issue of common stock	2,845	909	33,661
Acquisition of treasury stock	-	(1,000)	(3,958)
Proceeds from bank overdraft	1,462	84,657	20
Repayment of bank overdraft	(1,443)	(84,854)	-
Proceeds from interest bearing liabilities	-	3,513	-
Net cash provided by financing activities	2,864	3,225	29,723

Effect of exchange rate changes on cash	(16,973)	4,841	(18,009)

Net increase (decrease) in cash and cash equivalents	100,748	(18,008)	81,986

Cash and cash equivalents – beginning of year	171,727	189,735	107,749

Cash and cash equivalents at end of year	$272,475	$171,727	$189,735

(A) – derived from audited financial statements.

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended June 30, 2008 and 2007 and March 31, 2008:

Three months ended June 30, 2008 and 2007 and March 31, 2008

						Change – constant
				Change - actual		exchange rate(1)
				Q4 ‘08	Q4 ‘08	Q4 ‘08	Q4 ‘08
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q4 ‘08	Q4 ‘07	Q3 ‘08	Q4 ‘07	Q3 ‘08	Q4 ‘07	Q3 ‘08
	USD	USD	USD
Revenue	$62,231	$60,196	$63,066	3%	(1)%	12%	4%
Operating income	27,604	24,491	28,650	13%	(4)%	22%	1%
Income tax expense	11,376	8,647	5,156	32%	121%	42%	132%
Net income	$21,482	$17,531	$26,967	23%	(20)%	33%	(16)%

Earnings per share,
Basic (cents)	38	31	47	23%	(19)%	33%	(15)%
Diluted (cents)	37	31	47	19%	(21)%	29%	(17)%

Fundamental earnings per share,
Basic (cents)	41	33	40	24%	3%	34%	8%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$38,035	$35,834	$37,254	6%	2%	15%	7%
Smart card accounts	8,445	8,840	8,696	(4)%	(3)%	3%	2%
Financial services	1,934	2,605	1,999	(26)%	(3)%	(20)%	2%
Hardware, software and related
technology sales	13,817	12,917	15,117	7%	(9%	16%	(4)%
Total consolidated revenue	$62,231	$60,196	$63,066	3%	(1)%	12%	4%

Consolidated operating income (loss):
Transaction-based activities	$21,912	$17,986	$20,347	22%	8%	32%	13%
Smart card accounts	3,840	4,018	3,953	(4)%	(3)%	3%	2%
Financial services	524	593	507	(12)%	3%	(4)%	9%
Hardware, software and related
technology sales	2,123	3,494	5,380	(39)%	(61)%	(34)%	(58)%
Corporate/ Eliminations	(795)	(1,600)	(1,537)	(50)%	(48)%	(46)%	(46)%
Total operating income	$27,604	$24,491	$28,650	13%	(4)%	22%	1%

Operating income margin (%)
Transaction-based activities	58%	50%	55%
Smart card accounts	45%	45%	45%
Financial services	27%	23%	25%
Hardware, software and related
technology sales	15%	27%	36%
Overall operating margin	44%	41%	45%

	Jun 30,	Jun 30,
	2008	2007	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$272,475	$171,727	59%
Total current assets	345,734	247,982	39%
Total assets	454,071	376,090	21%
Total current liabilities	76,503	54,698	40%
Total shareholders’ equity	$340,328	$281,073	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2008 also prevailed during the fourth quarter of fiscal 2007 and the third quarter of fiscal 2008.

Three months ended June 30, 2008 and 2007 and March 31, 2008 (continued)

				Change
				Q4 ‘08	Q4 ‘08
				vs	vs
Additional information:	Q4 ‘08	Q4 ‘07	Q3 ‘08	Q4 ‘07	Q3 ‘08
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,182,170	5,063,452	5,051,827	2%	3%
Limpopo	2,957,809	2,938,435	2,949,459	1%	-%
North West	1,289,828	869,781	1,245,238	48%	4%
Northern Cape	496,884	421,102	494,664	18%	-%
Eastern Cape	2,047,136	2,141,921	2,151,385	(4)%	(5)%
	11,973,827	11,434,691	11,892,573	5%	1%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	23.83	20.49	21.76	16%	10%
Limpopo	18.56	16.81	18.32	10%	1%
North West	22.39	22.30	22.19	-%	1%
Northern Cape	24.05	18.55	20.26	30%	19%
Eastern Cape	16.52	15.02	16.56	10%	-%

UEPS merchant acquiring system:
Terminals installed at period end	4,394	4,357	4,222	1%	4%
Number of participating retail
locations at period end	2,454	2,598	2,468	(6)%	(1)%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,243,592	1,777,436	1,996,072	26%	12%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,178,596	1,777,738	2,022,938	23%	8%
Average number of grants processed
per terminal during the quarter	965	811	917	19%	5%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	936	810	933	16%	-%

EasyPay transaction fees:
Number of transactions processed	133,380,549	114,177,612	129,152,205	17%	3%
Average fee per transaction (in ZAR)	0.22	0.20	0.20	10%	10%

Three months ended June 30, 2008 and 2007 and March 31, 2008 (continued)

				Change
				Q4 ‘08	Q4 ‘08
				vs	vs
	Q4 ‘08	Q4 ‘07	Q3 ‘08	Q4 ‘07	Q3 ‘08
Smart card accounts:
Total number of smart card accounts	4,022,193	3,812,273	3,956,882	6%	2%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	700	2,348	600	(70)%	17%
Ghana – in terms of contract	3,400	-	4,300	n/m	(21)%
Ghana – additional orders	1,600	-	-	n/m	n/m

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	2,864	5,263	4,611	(46)%	(38)%
Allowance for doubtful finance loans
receivable	(1,007)	(2,773)	(2,667)	(64)%	(62)%
Finance loans receivable – net	1,857	2,490	1,944	(25)%	(4)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,444	3,265	2,986	(25)%	(18)%

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(2,389)	991	(2,352)
Equity-accounted earnings (loss)	(235)	79	(281)
Equity-accounted earnings – Permit	-	55	16
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	11	56	(71)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	97	90	(164)
Equity-accounted (loss) – VTU
Colombia	(301)	(122)	(62)
Equity-accounted (loss) – VinaPay.	(42)	-	(281)
Sale of Permit	-	(2,805)	-
Foreign currency adjustment	13	(39)	244
End of period	(2,611)	(1,774)	(2,389)

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Key metrics and statistics at and for the years ended June 30, 2008 and 2007:

Years ended June 30, 2008 and 2007

	Years ended
	Jun 30,		Change
				Constant
	2008	2007		Exchange
	USD	USD	Actual	Rate (1)
Key statement of operations data, in
’000, except EPS
Revenue	254,056	$223,968	13%	15%
Operating income	110,386	96,876	14%	15%
Income tax expense	39,192	37,574	4%	5%
Net income	86,695	$63,679	36%	38%

Earnings per share,
Basic (cents)	152	112	36%	37%
Diluted (cents)	150	111	35%	37%

Fundamental earnings per share,
Basic (cents)	155	123	26%	27%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$153,444	$139,006	10%	12%
Smart card accounts	35,914	34,562	4%	5%
Financial services	8,251	11,241	(27)%	(26)%
Hardware, software and related
technology sales	56,447	39,159	44%	46%
Total consolidated revenue	$254,056	$223,968	13%	15%

Consolidated operating income (loss):
Transaction-based activities	$84,229	$78,785	7%	8%
Smart card accounts	16,325	15,710	4%	5%
Financial services	1,935	3,351	(42)%	(42)%
Hardware, software and related
technology sales	11,708	6,115	91%	94%
Corporate/ Eliminations	(3,811)	(7,085)	(46)%	(46)%
Total operating income	$110,386	$96,876	14%	15%

Operating income margin (%)
Transaction-based activities	55%	57%
Smart card accounts	45%	45%
Financial services	23%	30%
Hardware, software and related
technology sales	21%	16%
Overall operating margin	43%	43%

	Jun 30,	Jun 30,
	2008	2007	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$272,475	$171,727	59%
Total current assets	345,734	247,982	39%
Total assets	454,071	376,090	21%
Total current liabilities	76,503	54,698	40%
Total shareholders’ equity	$340,328	$281,073	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2008 also prevailed during fiscal 2007.

Years ended June 30, 2008 and 2007 (continued)

	Years ended
	Jun 30,		Change
	2008	2007

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	20,337,526	20,080,685	1%
Limpopo	11,791,095	11,662,537	1%
North West	4,984,479	3,351,477	49%
Northern Cape	1,986,525	1,669,037	19%
Eastern Cape	8,491,929	8,568,506	(1)%
	47,591,554	45,332,242	5%

Average revenue per grant paid:	ZAR	ZAR
KwaZulu-Natal	22.19	20.04	11%
Limpopo	17.76	16.32	9%
North West	21.79	20.73	5%
Northern Cape	20.44	18.64	10%
Eastern Cape	16.05	12.90	24%

UEPS merchant acquiring system:
Terminals installed at period end	4,394	4,357	1%
Number of participating retail
locations at period end	2,454	2,598	(6)%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,243,592	1,777,436	26%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,178,596	1,777,738	23%
Average number of grants processed
per terminal during the quarter	965	811	19%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	936	810	16%

EasyPay transaction fees:
Number of transactions processed	516,849,006	441,439,169	17%
Average fee per transaction (in ZAR)	0.21	0.21	-%

Years ended June 30, 2008 and 2007 (continued)

	Years ended
	Jun 30,		Change
	2008	2007
Smart card accounts:
Total number of smart card accounts	4,022,193	3,812,273	6%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	3,244	4,400	(26)%
Ghana – in terms of contract	14,200	-	Nm
Ghana – additional orders	1,600	-	Nm
SmartSwitch Botswana hardware and
software (before consolidation
adjustments)	-	2,100	Nm

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	2,864	5,263	(46)%
Allowance for doubtful finance loans
receivable	(1,007)	(2,773)	(64)%
Finance loans receivable – net	1,857	2,490	(25)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,444	3,265	(25)%

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(1,774)	874
Equity-accounted earnings (loss)	(1,036)	181
Equity-accounted earnings – Permit	-	1,415
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	15	(262)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(97)	(593)
Equity-accounted (loss) – VTU
Colombia	(792)	(379)
Equity-accounted (loss) – VinaPay.	(162)	-
Sale of Permit	-	(2,805)
Foreign currency adjustment	199	(24)
End of period	(2,611)	(1,774)

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended June 30, 2008

	Three months ended Jun 30,
		Amortization
		of Prism and
		EasyPay	Stock-	2008
	2008	intangible	based	Funda-
	GAAP	assets(1)	charge(2)	mental

Net income (USD’000)	21,482	830	1,111	23,423
Earnings per share, basic (USD cents)	38			41

Net income (ZAR’000)	167,551	6,476	8,665	182,692
Earnings per share, basic (ZAR cents)	293			319

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$’000	ZAR ’000
Customer relationships	337	2,630
Trademarks	87	679
Software and unpatented technology .	852	6,642
Deferred tax benefit	(446)	(3,475)
	830	6,476

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

Three months ended June 30, 2007

	Three months ended Jun 30,
				Costs
		Amortization		associated
		of Prism and		with
		EasyPay	Stock-	acquisition	2007
	2007	intangible	based	not	Funda-
	GAAP	assets(1)	charge(2)	pursued(3)	mental

Net income (USD’000)	17,531	890	224	441	19,086
Earnings per share, basic (USD cents)	31				33

Net income (ZAR’000)	124,793	6,344	1,595	3,139	135,871
Earnings per share, basic (ZAR cents)	219				238

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$’000	ZAR ’000
Customer relationships	369	2,630
Software and unpatented technology .	95	679
Trademarks	933	6,642
Deferred tax benefit	(507)	(3,607)
	890	6,344

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

(3) Represents expenses associated with a potential acquisition that Net1 ultimately decided not to pursue during the three months ended December 31, 2006.

Year ended June 30, 2008

	Year ended Jun 30,
		Amortization
		of Prism and
		EasyPay	Stock-		2008
	2008	intangible	based	Change in	Funda-
	GAAP	assets(1)	charge(2)	tax rate(3)	mental

Net income (USD’000)	86,695	3,552	3,971	(5,397)	88,821
Earnings per share, basic (USD cents)	152				155

Net income (ZAR’000)	632,050	25,902	28,951	(38,484)	648,419
Earnings per share, basic (ZAR cents)	1,106				1,134

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	1,443	10,520
Trademarks	372	2,715
Software and unpatented technology .	3,644	26,569
Deferred tax benefit	(1,907)	(13,902)
	3,552	25,902

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

(3) Represents the effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

Year ended June 30, 2007

	Year ended Jun 30,
				Costs
		Amortization		associated
		of Prism and		with
		EasyPay	Stock-	acquisition	2007
	2007	intangible	based	not	Funda-
	GAAP	assets(1)	charge(2)	pursued(3)	mental

Net income (USD’000)	63,679	3,440	1,060	1,629	69,808
Earnings per share, basic (USD cents)	112				123

Net income (ZAR’000)	459,126	24,801	7,643	11,745	503,315
Earnings per share, basic (ZAR cents)	806				884

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$’000	ZAR ’000
Customer relationships	1,393	10,040
Software and unpatented technology .	368	2,651
Trademarks	3,648	26,303
Deferred tax benefit	(1,969)	(14,193)
	3,440	24,801

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

(3) Represents expenses associated with a potential acquisition that Net1 ultimately decided not to pursue during the three months ended December 31, 2006.

Net 1 UEPS Technologies, Inc.
Attachment C

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

     On June 30, 2008 we received a further notice to bidders from SASSA advising bidders that the tender evaluation process had still not been completed. Bidders were advised that the Evaluation Committee appointed to evaluate the bid proposals had submitted its recommendations to an Adjudication Committee for consideration, and that the Adjudication Committee is currently in the process of reviewing the recommendations of the Evaluation Committee in order to provide a recommendation to the Chief Executive Officer of SASSA on the preferred bidder(s) for each province. As a result, SASSA requested tenderers to extend the validity period of their tender responses by a further three months to September 30, 2008. We have responded in writing stating that the Company is prepared to extend the validity period of its bid proposal to September 30, 2008 but that the Company will seek legal guidance from the South African High Court to ensure the timely and orderly conclusion of the tender evaluation process.

2. How will the tenders be adjudicated?

     The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

3. How will the pricing for any future contracts with SASSA change from the current base?

     Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

4. Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

     Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

5. How do you forecast growth in beneficiary numbers?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

6. What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

     We officially launched the wage payment system in the KwaZulu-Natal province on May 12, 2008 and we have successfully implemented several systems with smaller employers in the area, mainly in the agricultural sector. We are currently negotiating agreements with larger employers and with established agents who will act as originators of bank accounts in the communities and industries where they have established relationships. We have concluded agreements with the relevant financial services providers to ensure that we offer our customer base a complete suite of financial solutions.

7. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

8. Can you provide an update on the Ghana contract?

     During fiscal 2008 we generated revenue of approximately $14.2 million under the Ghana contract. Initially we expected to generate 2008 revenues under the contract of approximately $19.0 million, excluding travel related expenditures. However, we allowed the client to procure approximately $1.6 million of low margin hardware for its data room from local Ghanaian suppliers and we agreed that the bank will not be required to reimburse us for any loss of margin. We believe that this concession will improve the already strong working relationship we have with the client. In addition, at present we believe that the client will not require us to deliver items with a value of $0.6 million as they no longer require them. As a result, under the contract, we are still required to deliver software and hardware with a value of approximately $2.6 million, which we expect to deliver during the first quarter of fiscal 2009.

As of June 30, 2008, we had received additional hardware orders from the bank to the value of approximately $9.9 million of which we have recognized revenue of approximately $1.6 million during fiscal 2008. We expect to deliver the remaining additional hardware order during the first two quarters of fiscal 2009.

9. What is the status of the UEPS deployment in Iraq?

     The first UEPS transaction was performed in August 2008, in Baghdad, Iraq, during the official launch of the UEPS smart card technology with the two state banks that are part of the consortium to which we are providing a customized UEPS banking and payment system. Our first project in Iraq is a pilot involving 100,000 beneficiaries. The pilot calls for implementation of our UEPS technology across selected bank branches and will enable the distribution and payment of government grants to war victims and martyrdom beneficiaries, as well as salary and wage distribution and payment to employees of the two banks.

     We expect to generate revenue in the first quarter of fiscal 2009. Under the agreement, we will receive ongoing transaction and license fees, as well as payments for the provision of outsourcing services and the sale of hardware.

10. What territories are currently being targeted and how long is the sales cycle?

     We target any developing economy where the advantages of our payment system are obvious and in demand. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. Our strategic goal is to enter and introduce our UEPS technology in at least four new territories, of any size, during a twelve month period.

11. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

     Our business in Colombia has demonstrated the following growth since January 2008:

	Jan-08	Feb-08	Mar-08	Apr-08	May-08	Jun-08
Revenues (COP '000)	118,073	153,191	273,177	456,162	561,689	719,641
Percentage growth
(month on month)		30%	78%	67%	23%	28%

Number of transactions	22,999	29,937	43,992	67,973	83,646	105,983
Percentage growth
(month on month)		30%	47%	55%	23%	27%

     The average exchange rate during the six months ended June 30, 2008 was US$ 1: COP 1,862.

12. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

13. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately $48.9 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

14. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Also, our recent acquisition of BGS provides us with two executives with long experience in the smart card industry and additional IT professionals to strengthen the Net1 research and development environment.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     Our vice president – investor relations recently resigned but we are actively seeking a replacement to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

15. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. The future dividend policy of our main operating subsidiary, Net1 Applied Technologies South Africa Limited, also has to comply with the restrictions placed by the South African Reserve Bank as a condition of its approval of the 2004 Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock has been converted into common stock. These restrictions are described in our SEC filings.

16. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 10.00% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC and the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10.00% and the second phase, now expected in calendar 2010 will result in a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid. On January 8, 2008, the Revenue Laws Second Amendment Act (Act 36 of 2007), or the Revenue Laws Act, was promulgated. The Revenue Laws Act included the enabling legislation to reduce the rate of STC from 12.50% to 10.00%, effective October 1, 2007. As a result our fully distributed tax rate was reduced to 35.45% from 36.89% during fiscal 2008.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speeches regarding the second phase are enacted, under current enacted tax legislation, we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 35.45% to 29%. Under US GAAP, we apply the fully distributed tax rate of 35.45% to our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

     Included in our earnings for the fiscal 2008, is deferred income tax expense of approximately $4.3 million (ZAR 31.1 million) related to the application of the fully distributed rate of 35.45% compared with the South African statutory rate of 29% to our Income before income taxes. The following table illustrates the effect on our June 30, 2008, income tax expense, earnings per share and net deferred tax liability as if the second phase described above had been enacted on July 1, 2007:

	Year ended
	June 30, 2008
		Illustrative
	Actual	effect (1)
	$’000	$’000
	except	except
	percent	percent
	and	and
	earnings	earnings
	per share	per share

Fully distributed tax rate	35.45%	29.00%

Income tax expense before change in fully distributed	$44,589	$34,932
tax rate
Reduction in income tax expense resulting from
change in fully distributed rate during fiscal 2008	(5,397)	-
Income tax expense	$39,192	$34,932

Net deferred tax liability reversal to net income (2)	-	$27,857

Basic earnings per share, in $	1.52	1.69

Net deferred tax liability as at June 30, 2008	$27,877	$20

     (1) Illustrates the abolishment of STC had this been enacted on July 1, 2007. Accordingly, the fully distributed rate decreases from 36.89% (effective as at July 1, 2007) to 29%. All South African deferred tax assets and liabilities would then be measured at 29% which would result in a reversal of a portion of the net deferred tax liabilities recognized.

     (2) The net deferred tax liability reversal to net income represents the portion of the net deferred tax liability rate adjustment as of June 30, 2008 translated at rates applicable as of June 30, 2008 assuming the fully distributed tax rate is 29%.

     As discussed above, we can not reasonably determine whether, or when, the phase two amendments will be enacted as proposed and what the ultimate effect on our reported earnings will be.

17. What effect will the change in the statutory rate of taxation for South African domiciled companies from 29% to 28% have on your fully distributed tax rate?

     In February 2008, the South African Finance Minister announced a reduction in the corporate rate of taxation for South African companies from 29% to 28%. We only recognize changes in taxation legislation applicable in South Africa in our reported results once it has been promulgated in South Africa. The change in the corporate rate of taxation for South African companies had not been promulgated as of June 30, 2008. The change in the corporate rate of taxation for South African companies was enacted on July 22, 2008, and we will reflect the change in our fully distributed rate during the first quarter of fiscal 2009. Our fully distributed rate will decrease from 35.45% to 34.55% as a result of the enactment.

     If STC is abolished, the effective tax rate for our South African domiciled subsidiaries will be 28%.